STOCK OPTION PLAN

OPTION AGREEMENT

Without prior written approval of the TSX Venture Exchange  and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until , 200 four months and one day after the date of grant.

This Option Agreement is entered into between Pan-Nevada Gold Corporation (previously Castleworth Ventures Inc.) ("the Corporation") and the Optionee named below pursuant to the Pan-Nevada Gold Corporation Stock Option Plan (the "Plan"), a copy of which is attached hereto, and confirms that:

1.

on , 200 (the "Grant Date");

2.

 (the "Optionee");

3.

was granted the option (the "Option") to purchase  Common Shares (the "Option Shares") of the Corporation;

4.

for the price (the "Option Price") of $ per share;

5.

which shall be exercisable ("Vested") as to ;

6.

terminating on the , 200 (the "Expiry Date");

all on the terms and subject to the conditions set out in the Plan.  For greater certainty, once Option Shares have become Vested, they continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the  day of , 200.

OPTIONEE	Per: Authorized Signatory